Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

First Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, April 26, 2013 - Bank of the Carolinas Corporation (OTCQB: BCAR) today reported financial results for the three-month period ended March 31, 2013.

For the three-month period ended March 31, 2013, the Company reported net income available to common shareholders of $191,000 as compared to net income of $551,000 for the fourth quarter of 2012 and a net loss of $2.7 million for the first quarter of 2012. Net income per diluted common share was $0.05 for the first quarter of 2013 compared with net income per share of $0.14 for the fourth quarter of 2012 and a net loss per share of $0.70 for the first quarter of 2012.

Results of operations were positive for the second consecutive quarter. The provision for loan losses recognizes a recovery of $1.1 million in the first quarter of 2013 compared to an expense of $1.3 million in the first quarter a year ago. Costs related to foreclosed real estate were $365,000 for the first quarter of 2013 as compared to $839,000 in the first quarter of 2012. For the first quarter of 2013, credit-related costs totaled a recovery of $995,000, or a 146.1% decrease over the previous year’s first quarter costs of $2.2 million.

The Company continues its progress in reducing the level of nonperforming assets. As of March 31, 2013, the Company’s nonperforming assets decreased to $7.8 million and amounted to 1.80% of total assets as compared to $12.7 million or 2.91% of total assets as of December 31, 2012 and compared to $23.4 million, or 4.88% of total assets as of March 31, 2012. The allowance for loan losses was 2.42% of total loans as of March 31, 2013. Net loan recoveries amounted to $754,000 for the first quarter of 2013, as compared to net loan recoveries of $77,000 in the fourth quarter of 2012 and net loan chargeoffs of $1.3 million in the first quarter of 2012.

The Company’s net interest margin was 2.74% in the first quarter of 2013, which is a decrease of 7 basis points from 2.81% in the first quarter of 2012. Noninterest expense for the three-month period, excluding the costs related to foreclosed real estate, decreased 15.4% versus the first quarter of 2012. The Company was able to reduce other noninterest expenses by closing its Cleveland, North Carolina branch in February 2013. Cost savings of $587,000 have been recognized in salary and benefits, occupancy and equipment, and consultant and legal fees.

Total assets at March 31, 2013 amounted to $432.2 million, a decrease of 9.9% when compared to $479.8 million as of March 31, 2012. Loans totaled $269.0 million at March 31, 2013, a decline of 9.2% from a year earlier, and deposits decreased 11.3% over the prior year to $366.5 million. The Company’s deposit mix has improved by decreasing non-core brokered deposits by $36.6 million, or 85.6%, since March 31, 2012.

The Company’s banking subsidiary had a Tier 1 leverage capital ratio and Tier 1 capital to risk-weighted assets ratio of 3.75% and 5.17% respectively, while its total capital to risk-weighted assets ratio was 6.43% as of March 31, 2013.

President and CEO, Stephen R. Talbert, said, “We are proud of the progress we have made and we will continue to work diligently for our shareholders.”

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. The common stock of the Company is quoted under the symbol “BCAR” on the OTCQB marketplace operated by OTC Markets Group Inc.

For further information contact:

Stephen R. Talbert

President and Chief Executive Officer

Bank of the Carolinas Corporation

(336) 751-5755

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in nonperforming loans and credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans), (d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

(Unaudited)

	March 31,
	2013	2012

Assets:
Cash and due from banks, noninterest-bearing	$12,967	$4,674
Temporary investments	26,983	46,807
Investment securities	99,666	103,682
Loans	268,970	296,092
Less, allowance for loan losses	(6,498)	(8,048)

Total loans, net	262,472	288,044
Premises and equipment, net	11,683	12,256
Other real estate owned	3,884	7,502

Bank owned life insurance	10,623	10,823

Other assets	3,905	5,970

Total Assets	$432,183	$479,758

Liabilities:
Noninterest bearing demand deposits	$34,211	$36,087
Interest-checking deposits	39,199	38,349
Savings and money market deposits	108,047	104,733
Time deposits	185,010	233,816

Total deposits	366,467	412,985
Securities sold under repurchase agreements	46,500	45,418
Subordinated debt	7,855	7,855
Other liabilities	2,096	1,947

Total Liabilities	422,918	468,205

Shareholders’ Equity:

Preferred stock, no par value	13,179	13,179
Discount on preferred stock	(341)	(644)
Common stock, $5 par value per share	19,479	19,479
Additional paid-in capital	12,991	12,992
Retained losses	(36,392)	(34,419)
Accumulated other comprehensive income	349	966

Total Shareholders’ Equity	9,265	11,553

Total Liabilities and Shareholders’ Equity	$432,183	$479,758

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	13,179	13,179
Unaccrued preferred stock dividend	1,400	741
Common shares authorized	15,000,000	15,000,000
Common shares issued and outstanding	3,895,840	3,895,840

Book value per common share	$(1.36)	$(0.61)

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share Data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012

Interest income
Interest and fees on loans	$3,216	$3,786
Interest on securities	589	737

Other interest income	14	17

Total interest income	3,819	4,540

Interest expense

Interest on deposits	621	899
Interest on borrowed funds	557	564

Total interest expense	1,178	1,463

Net interest income	2,641	3,077
Provision for loan losses	(1,146)	1,292

Net interest income after provision for loan losses	3,787	1,785

Noninterest income

Customer service fees	281	281
Increase in value of bank owned life insurance	87	91
Gains on investment securities	—	748
Other income (loss)	(2)	7

Total non-interest income	366	1,127

Noninterest expense
Salaries and benefits	1,598	1,758
Occupancy and equipment	452	504

FDIC insurance assessments	367	418
Data processing services	269	239

Valuation provisions and net operating costs associated with foreclosed real estate	365	839

Other	668	1,262

Total non-interest expense	3,719	5,020

Income (loss) before income taxes	434	(2,108)
Provision for Income taxes	0	368

Net income (loss)	434	(2,476)
Dividends and accretion on preferred stock	(243)	(237)

Net income (loss) available to common shareholders	191	(2,713)

Income (loss) per common share:
Basic	$0.05	$(0.70)

Diluted	$0.05	$(0.70)

Bank of the Carolinas Corporation

Other Financial Data

(In Thousands Except Share Data)

(Unaudited)

	As of or for the
	three months ended March 31,
	2013	2012	Change*
Average balance sheet data
Average loans	$268,545	$302,002	(11.08)%
Average earning assets	390,884	439,771	(11.12)
Average total assets	429,201	483,113	(11.16)
Average common shareholders’ equity	(4,560)	235	(2,040.43)
Average total shareholders’ equity	8,619	13,414	(35.75)

Period-end balance sheet data:
Total loans	$268,970	$296,092	(9.16)%
Allowance for loan losses	(6,498)	(8,048)	(19.26)
Total assets	432,183	479,758	(9.92)
Total deposits	366,467	412,985	(11.26)
Common shareholders’ equity	(3,914)	(1,626)	140.71
Total shareholders’ equity	9,265	11,553	(19.80)

Asset quality indicators
Net loan charge-offs (recoveries)	$(754)	$1,345	(156.06)%
Total nonperforming loans	3,882	15,860	(75.52)
Total nonperforming assets	7,766	23,412	(66.83)

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	(1.14)%	1.79%	(293	) BP
Nonperforming loans to total loans	1.44	5.36	(391)
Nonperforming assets to total assets	1.80	4.88	(308)
Nonperforming assets to loan-related assets	2.85	7.71	(486)
Allowance for loan losses to total loans	2.42	2.72	(30)

Financial ratios
Return on average assets **	0.41%	(2.06)%	247	BP
Return on average common shareholders’ equity **	N/M	N/M	N/M
Net interest margin **	2.74	2.81	(7)

Per share amounts available to common shareholders
Basic earnings (loss) per common share	$0.05	$(0.70)	107.04%
Diluted earnings (loss) per common share	0.05	(0.70)	107.04
Book value per common share	(1.36)	(0.61)	124.50

*	BP denotes basis points. N/M denotes not meaningful.
**	ratio annualized.